Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated April 1, 2025, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of J.Jill, Inc. on Form 10-K for the year ended February 1, 2025. We consent to the incorporation by reference of said report in the Registration Statements of J.Jill, Inc. on Form S-8 (Nos. 333- 216687, 333-225644, 333-225642, 333-225640, 333-230776, 333-230777, 333-232069, 333-253275, 333-257235 and 333-273016) and Form S-3 (No. 333-274536).

/s/ Grant Thornton LLP

Southfield, Michigan

April 1, 2025